UNITED STATES

SECURITIES and EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

October 5, 2005

Tengasco, Inc.

(Exact Name of Registrant as specified in its charter)

Commission File Number 0-20975

Tennessee	87-0267438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10215Technology Drive Suite 301, Knoxville, Tennessee 37932

(Address of Principal Executive Office)

(865) 675-1554

(Registrant’s Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

            Item 1.01- Entry into a Material Definitive Agreement
            Item 1.02-Termination of a Material Definitive Agreement

On October 5, Tengasco, Inc. signed and accepted a subscription agreement whereby Hoactzin Partners, L.P. (“Hoactzin”) subscribed for a 94.275% working interest in a twelve well drilling program to be undertaken by the Company on its properties in Kansas. The Company retains the balance of the 5.725% working interest in the drilling program in Kansas not owned by Hoactzin. In exchange for its interest in the drilling program, Hoactzin surrendered to the Company two promissory notes made by the Company to Dolphin Offshore Partners, L.P. (“Dolphin”) in the aggregate principal amount of $2.514 million which had been assigned to Hoactzin. Hoactzin also will release all liens securing these notes. These notes had been issued in connection with loans made to the Company by Dolphin to fund the Company’s offer to holders of the Company’s Series A, B and C Preferred Stock to exchange their Preferred Stock for a discounted cash payment of the face value of their Preferred Stock together with any accrued unpaid dividends and interest thereon. Upon Hoactzin’s receipt of proceeds form its working interest in the drilling program in the amount of $3,016,800, Hoactzin will then pay to the Company a management fee equal to 85% of its net revenues attributable to its working interest in the drilling program for the remaining life of all the program wells. The Company has an option expiring March 31, 2006 to repurchase the obligations to drill the final six wells of the twelve well program for $222,222 per well, plus interest on that amount at 6% per annum until the date of any repurchase, plus a 1/16 overriding royalty to Hoactzin in the six program wells and the next six drilled by the Company in Kansas. Payout and management fee calculations would also be adjusted to reflect any reduction to a six well program.

Peter E. Salas, the Chairman of the Board of Directors of the Company, is the controlling person of Hoactzin. He is also the sole shareholder and controlling person of Dolphin Management, Inc., the general partner of Dolphin which is the Company’s largest shareholder.

           Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1 Subscription Agreement

99.1 Press Release dated October 5, 2005

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: October 5, 2005

Tengasco, Inc.

By: s/Jeffery R. Bailey Jeffrey R. Bailey, President